Exhibit 99.1

NEWS RELEASE

ABLEAUCTIONS COMPLETES $3 MILLION PLACEMENT

FIFE, WASHINGTON – December 7, 2003 – Ableauctions.com Inc.  (AMEX:AAC) (the “Company”) announced today that it has completed the sale of 4,615,385 shares of its common stock to select institutional investors, raising a total of $3 million.  The per share offering price was $0.65.  The investors also received warrants to purchase an aggregate of 1,384,616 of common stock at an exercise price of $.80 per share.

The transaction was approved by Amex.  Proceeds from the offering will be used for working capital and increase the Company’s cash and cash equivalents to $6.2 million and Shareholder’s Equity to over $7 million.

Further details relating to the financing are included in the Form 8-K filed by the Company with the Securities and Exchange Commission.

About Ableauctions.com

Ableauctions.com is a high-tech auctioneer that conducts auctions live and simultaneously broadcasts them over the Internet.  With the experience of 3,000 auctions, the Company has developed its own technology to broadcast auctions over the Internet (www.ableauctions.com/technology) and currently provides the technology and related services to auction houses, enabling them to broadcast auctions over the Internet.  For a comprehensive Corporate Update and prior releases, visit www.ableauctions.com.  For more information, contact Investor Relations at investorrelations@ableauctions.com.

About iCollector.com

iCollector.com is a wholly owned subsidiary of Ableauctions and is the independent connection to the world's auction houses.  It was the first company dedicated to trading antiques, fine art and premium collectibles on the Internet and today represents some of the world's leading auction houses.  Since January 2001, it has broadcast hundreds of live auctions in real-time on eBay Live Auctions, directly from the salesroom as the auction happens, selling tens of thousands of lots to many thousands of users online.  With its unparalleled understanding and expertise in this sector, iCollector can help you to maximize your opportunities to find, buy or sell art, antiques and collectibles online.

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company’s financial position and the Company’s business strategy.  These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Such forward-looking statements are based on current expectation, involve known and unknown risks, a reliance on third parties for information, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the performance of our auction houses, our ability to implement our inventory procurement strategy, general economic conditions, our ability to license our software to other auction houses, our ability to acquire profitable companies and integrate them into our business successfully and other factors that are detailed in our Annual Report on Form 10-KSB and on documents we file from time-to-time with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Actual results may differ materially from the Company's expectations and estimates.